UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

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☐           Soliciting Material Under Rule 14a-12

CHICO’S FAS, INC.
(Name of Registrant as Specified in Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P.
BARINGTON COMPANIES INVESTORS, LLC
BARINGTON CAPITAL GROUP, L.P.
LNA CAPITAL CORP.
JAMES A. MITAROTONDA
HILCO, INC.
JOSEPH R. GROMEK
SMS CAPITAL, LLC
THOR ECM LLC
J.M. COHEN LONG-TERM INVESTMENT FUND, L.P.
JANET E. GROVE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Barington Capital Group, L.P., together with the other participants named herein (collectively, “Barington”), has filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its two director nominees at the 2016 annual meeting of stockholders of Chico’s FAS, Inc., a Florida corporation (the “Company”).

On June 16, 2016, the Naples Daily News issued the following article, which includes certain statements made by James A. Mitarotonda, Chairman and Chief Executive Officer of Barington Capital Group, L.P.:

CHICO’S EXPECTS TO SPEND $5.9M IN PROXY FIGHT

By Laura Layden of the Naples Daily News

Chico's FAS Inc. expects to spend nearly $6 million in its efforts to fend off an activist investor's fight for two seats on its board.

In a letter to its shareholders Thursday, the Fort Myers-based retailer once again stressed that its new CEO is successfully executing on a new strategic plan — and that there is nothing that would warrant the election of any other directors than the highly experienced ones its board has nominated.

Chico's also shared that it expects to spend about $5.9 million to drum up support for its own candidates, demonstrating how much its commitment to stand its ground may cost.

In May, Barington Capital Group launched a proxy fight for two seats on the Chico's board. The New York-based hedge fund seeks to have CEO James Mitarotonda and former Macy's executive Janet Grove elected to the retailer's board.

The estimated cost for the Chico's campaign surprised Barington — and some experts on proxy fights.

"We believe this is an irresponsible waste of shareholder resources," Mitarotonda said.

Damien Park, a managing partner for Hedge Fund Solutions in Philadelphia, an advisory firm on activist investments, described the expense as "outrageous."

"That's an enormous amount to spend on a proxy campaign," he said. "You can be determined without spending this kind of money."

Chico's revealed it has already spent $3.1 million to encourage votes for its board candidates. Costs include hiring Innisfree for consulting and analytic services for a fee of up to $600,000.

About 50 of Innisfree's employees will help with the company's proxy solicitation, according to information sent to the retailer's shareholders and filed with the Securities and Exchange Commission.

Other companies have spent much more on proxy fights. DuPont's expenses to keep an activist investor's four candidates off its board last year, for example, reached $15 million. Together, the two sides spent $23 million on the contest.

On Tuesday, Barington sent a more detailed letter to shareholders highlighting its concerns about Chico's and outlining its reasons for proposing its own directors to replace the two who are stepping down this year.

The investor has given these reasons for its proxy fight with the retailer: a disappointing stock performance, declining same-store sales, ballooning sales and general administration expenses, a "disastrous" acquisition of Boston Proper and poor executive compensation practices.

Firing back in its letter to shareholders Thursday, Chico's said Barington's nominees are "not what the company needs now" to execute its new plan and to deliver shareholder value.

Chico's continues to urge support for its nominees as recognition of the positive changes that are already underway with the leadership of its new CEO, Shelley Broader, who joined the company in December.

Chico's continues to argue Barington is misleading shareholders about the changes and the progress the company has already made.

The retailer's latest letter didn't sit well with Barington.

"We are deeply disappointed by the board's increasingly hostile attacks and perfunctory rejection of our offer of assistance. Given our successful track record and the disastrous share price performance of Chico's over the past 10 years, we assumed that the board would be interested in getting as much helpful input as possible," Mitarotonda said.

In this week's letter to shareholders, Barington stresses its 16 years of experience working with struggling retail and clothing companies to improve their operations, profitability, strategic focus and corporate governance.

The company has invested in and involved itself in such companies as The Children's Place, Jones Group, Warnaco, Nautica and Steve Madden to improve shareholder value.

New directors at Chico's will be elected at the company's annual meeting July 21.

Barington has said it's not convinced the changes at Chico's are enough to realize the company's "vast value potential."

The investor has proposed its own plan for improvement, saying it could more than double the company's earnings in three years.

Chico's operate more than 1,500 stores in the U.S. and Canada and sells its merchandise through franchises in Mexico. It has three brands: Chico's, White House/Black Market and Soma.

Mitarotonda has argued he's not had the opportunity to meet face-to-face with Chico's executives or its board, or to interview in person for a seat on the board.

Chico's has said that's misleading and that Mitarotonda refused an invitation to make a full presentation to its board — and that Broader and Mitarotonda have talked on the phone four times, giving him a chance to share his views.

Earlier on in the discussions, Barington suggested five director candidates and Chico's said its board considered them all, then rejected them all because "they were not the best qualified individuals to represent shareholders' interests."

Barington usually doesn't engage in public proxy fights, preferring to work with companies quietly behind the scenes to make changes.

"Obviously something broke down in the discussions," Park said. "It appears that Chico's has made a number of significant changes since first engaging with Barington and over the course of the new CEO's tenure, which is fairly new. They certainly don't seem opposed to making significant changes, but they appear to want to do it on their own terms and on their timeline."

Barington, he said, is very good at finding undervalued and underperforming companies and working constructively to improve their performance.

"The other thing they are very good at doing is understanding what it takes to win proxy contests. And it's calculated," Park said.

Robert Mettler, a former chairman and CEO of Macy's West who sat on The Jones Group's board of directors with Mitarotonda, said the activist investor was an outstanding board member.

"He was great with other board members, and it was a very good experience as we looked to make some very important strategic decisions at Jones," Mettler said.

While neither Chico's nor Barington seem willing to back down, most proxy fights end in a compromise, and there's still time for one, which could save money on both sides.

While some aren't so sure, others think there's still a chance for a compromise, including Howard Davidowitz, chairman of Davidowitz & Associates, a national retail consulting and investment firm based in New York.

"I think in the end there will be a settlement," he said. "If Barington wants two seats, maybe they'll get one and that will be the settlement for now."